                                                                                                                                                                                                 EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318 484-7400
www.cleco.com

NEWS RELEASE

Investor Contacts:	Media Cntact:
R. Russell Davis (318) 484-7501	Fran Phoenix (318) 484-7467
Rodney Hamilton (318) 484-7593

For Immediate Release

Cleco Corp. Posts 2009 First-Quarter Earnings of $6.6 Million
Guidance Issued for 2009

PINEVILLE, La., May 6, 2009 – Cleco Corp. (NYSE: CNL) reported today 2009 first-quarter net income applicable to common stock of $6.6 million, down $15.5 million from the $22.1 million recorded in the first quarter of 2008.

On an earnings per share basis, Cleco recorded earnings of $0.11 per diluted share, down $0.26 per share from the $0.37 per share recorded in the first quarter of 2008.  The decrease was primarily due to milder weather, increased interest expense at Cleco Power and higher planned outage expenses at Cleco Midstream.

“We continue to make progress on our key initiatives,” said Michael Madison, president and chief executive officer of Cleco Corp.  “First and foremost is Rodemacher Unit 3, our $1 billion solid-fuel generating unit. We are approaching final project milestones, including the first boiler test fire and steam blows on the unit’s pipes.  This new source of generation will benefit Cleco now and in the future.”

Cleco’s other key initiatives, including more details on Rodemacher Unit 3, are discussed in the company’s strategic update.

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Consolidated Diluted Earnings Per Share Allocated to Subsidiaries
	Diluted EPS
	three months ended March 31,
Subsidiary	2009	2008
Cleco Power LLC	$0.25	$0.46
Cleco Midstream Resources LLC	(0.14)	(0.08)
Corporate and Other[1]	-	(0.01)
Earnings applicable to common stock	$0.11	$0.37

1Includes dividends on preferred stock

Results for First-Quarter 2009:

Major Reconciling Items for First-Quarter EPS 2009 vs. 2008:

$ 0.37	2008 First-Quarter Diluted EPS

(0.07)	Lower Cleco Power non-fuel revenue
(0.03)	Losses on energy hedging, net
(0.09)	Higher Cleco Power interest expense
(0.07)	Higher Cleco Power income taxes
(0.02)	Higher Cleco Power other expenses, net
0.07	Higher Cleco Power AFUDC (allowance for funds used during construction)
(0.06)	Lower Cleco Midstream results
0.01	Higher corporate results
$ 0.11	2009 First-Quarter Diluted EPS

Cleco Power’s 2009 first-quarter earnings - down $0.21 per share in the quarter-to-quarter comparison

•
Retail and wholesale sales decreased $0.07 per share compared to the first quarter of 2008.  Heating degree days for the quarter were 10 percent below 2008 first-quarter levels and were 25 percent below normal.

(Million kWh)	For the three months ended March 31,
	2009	2008	Change
Electric Sales
Residential	816	840	(2.9)%
Commercial	542	554	(2.2)%
Industrial	587	686	(14.4)%
Other retail	33	32	3.1%
Total retail	1,978	2,112	(6.3)%
Sales for resale	89	71	25.4%
Unbilled	(132)	(57)	(131.6)%
Total retail and wholesale customer sales	1,935	2,126	(9.0)%

•	Mark-to-market and realized losses on energy hedging positions tied to a fixed-price wholesale contract were $0.03 per share higher compared to the first quarter of 2008.

•
Interest expense increased $0.09 per share compared to the first quarter of 2008. Of that, $0.08 per share was primarily related to the issuances of senior notes, senior secured storm recovery bonds, Gulf Opportunity Zone bonds, and solid-waste disposal bonds; $0.02 per share was related to the absence of a favorable settlement with the Internal Revenue Service (IRS); and $0.02  per share was

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               primarily related to the carrying cost of the tax benefits of storm damage costs.  These increases were  partially offset by $0.03 per share related primarily to lower interest rates and lower borrowings on Cleco Power’s credit facility.

•	Adjustments related to income taxes decreased earnings by $0.07 per share due to the effect of FASB Interpretation No. 18 “Accounting For Income Taxes in Interim Periods.”

•	Other expenses were $0.02 per share higher compared to the same period last year primarily due to higher general liability expense and higher employee benefit costs and administrative expenses.

•
AFUDC, primarily associated with the Rodemacher Unit 3 project, contributed an additional $0.07 per share as compared to the first quarter of 2008.  The equity portion of AFUDC associated with the Rodemacher Unit 3 project was up $0.05 per share, while the debt portion of AFUDC contributed $0.02 per share more than in the first quarter of 2008.

Cleco Midstream Resources’ results for first quarter 2009 - down $0.06 per share in the quarter-to-quarter comparison

Evangeline was down $0.05 per share for the first quarter of 2009 compared to the first quarter of 2008 primarily due to higher maintenance expenses largely related to a planned steam turbine major inspection outage during 2009.  Acadia was down $0.01 per share compared to the first quarter of 2008 primarily due to higher removal and retirement costs, and higher turbine and general maintenance expenses.

Other
Corporate earnings increased $0.01 per share in the quarter-to-quarter comparison primarily due to lower interest charges resulting from the repayment of $100 million of senior notes in May 2008 and lower taxes and other miscellaneous expenses.

Strategic update:

Cleco Power
“We remain on course to complete our Rodemacher Unit 3 project later this year.  Once complete, we will have delivered on the first major component of our strategy, which is to expand our utility through regulated investments,” Madison said.

“Delivering on our growth strategy also includes achieving a fair and balanced outcome on our rate case, which we filed in July 2008.  We are pleased to have reached a settlement with the Louisiana Public Service Commission (LPSC) Staff and are now in discussions with intervenors in hopes of reaching a global settlement.  The settlement will then be presented to the LPSC for their consideration,” Madison said.

“As discussed in our last earnings release, Acadia Power Partners submitted the lowest bid in Cleco Power’s 2007 request for capacity to meet our additional load requirements after Rodemacher Unit 3.  Under the agreement, Cleco Power will acquire 50 percent of the Acadia plant.  Our board of directors recently approved the transaction, and we expect to execute the transaction documents later this month.  We will then commence the approval process with the LPSC and the Federal Energy Regulatory Commission.  Our goal is to complete the deal by the end of this year.  Like the bid selection process, the acquisition is being overseen by an independent monitor appointed by the LPSC,” Madison said.

“Work on our transmission reliability initiative, the Acadiana Load Pocket project, is ongoing.  Construction of the new transmission facilities is expected to begin later this year.  Through this project, we will invest
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approximately $150 million in our transmission system and strengthen our service reliability.  The project is scheduled to be complete in late 2012,” Madison said.

Midstream
“Our Midstream business also remains on track.  Midstream is focused on completing the sale of one of Acadia’s two power blocks to Cleco Power and marketing the output of the other block either through a power purchase agreement, tolling agreement or asset sale,” Madison said.

2009 Earnings Guidance
“We are targeting consolidated 2009 earnings in the range of $1.62 to $1.72 per share,” Madison said. “Our 2009 earnings estimate includes Cleco Power results of $1.67 to $1.77 per share, a Midstream loss of $0.15 per share, and corporate results of $0.10 per share.

“Cleco Power’s earnings estimate assumes normal weather, 2009 capital expenditures of approximately $136 million, including AFUDC on the Rodemacher project, and the continuation of our current rate plan through the in-service date of Rodemacher Unit 3. Additionally, the Cleco Power earnings target range accommodates in-service dates for Rodemacher Unit 3 from September 30 through the end of 2009.” Madison said. “Midstream’s earnings estimate assumes continued performance by Evangeline’s tolling counterparty and is based on assumptions about Acadia’s plant operations and market conditions.”

Cleco management will discuss the company’s first-quarter 2009 results during a conference call scheduled for 11 a.m. Eastern time (10 a.m. Central time) Thursday, May 7, 2009.  The call will be broadcast live on the Internet.  A replay will be available for 12 months.  Investors may access the webcast through the company’s Web site at www.cleco.com by selecting “For Investors” and then “Cleco Corporation First-Quarter 2009 Earnings Conference Call.”

Cleco Corp. is a regional energy company headquartered in Pineville, La.  It operates a regulated electric utility company that serves 276,000 customers across Louisiana.  Cleco also operates a wholesale energy business with approximately 1,350 megawatts of nameplate generating capacity.  For more information about Cleco, visit www.cleco.com.

Financial tables follow:

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CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (UNAUDITED)
For the three months ended March 31,	2009	2008

Operating revenue
Electric operations	$202,865	$209,881
Other operations	7,109	10,064
Affiliate revenue	2,962	2,606
Operating revenue	212,936	222,551
Operating expenses
Fuel used for electric generation	88,303	45,536
Power purchased for utility customers	45,718	89,794
Other operations	24,951	22,275
Maintenance	10,559	10,113
Depreciation	19,134	19,547
Taxes other than income taxes	7,033	8,831
Gain on sales of assets	-	(99)
Total operating expenses	195,698	195,997
Operating income	17,238	26,554
Interest income	411	1,617
Allowance for other funds used during construction	16,991	13,683
Equity loss from investees	(11,751)	(4,574)
Other income	1,285	66
Other expense	(1,095)	(669)
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	21,316	14,121
Allowance for borrowed funds used during construction	(6,213)	(4,577)
Total interest charges	15,103	9,544
Income before income taxes	7,976	27,133
Federal and state income tax expense	1,326	5,061
Net income	6,650	22,072
Preferred dividends requirements, net of tax	12	12
Net income applicable to common stock	$6,638	$22,060

Average shares of common stock outstanding
Basic	60,097,929	59,907,896
Diluted	60,366,170	60,083,024
Basic earnings per share
From continuing operations	$0.11	$0.37
Net income applicable to common stock	$0.11	$0.37
Diluted earnings per share
From continuing operations	$0.11	$0.37
Net income applicable to common stock	$0.11	$0.37
Cash dividends paid per share of common stock	$0.225	$0.225

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CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands)
	At March 31, 2009	At Dec. 31, 2008
Assets
Current Assets
Cash and cash equivalents	$85,956	$97,483
Accounts receivable, net	59,438	78,314
Other current assets	259,606	290,582
Total Current Assets	405,000	466,379
Property, plant and equipment, net	2,114,728	2,045,286
Equity investment in investees	244,619	249,144
Prepayments, deferred charges and other	599,580	580,395
Total Assets	$3,363,927	$3,341,204
Liabilities
Current Liabilities
Long-term debt due within one year	$61,087	$63,546
Accounts payable	65,827	138,300
Other current liabilities	157,226	158,987
Total Current Liabilities	284,140	360,833
Deferred credits and other liabilities	838,306	812,687
Long-term debt, net	1,186,220	1,106,819
Total Liabilities	2,308,666	2,280,339
Shareholders’ Equity
Preferred stock	1,029	1,029
Common shareholders’ equity	1,064,064	1,069,669
Accumulated other comprehensive loss	(9,832)	(9,833)
Total Shareholders’ Equity	1,055,261	1,060,865
Total Liabilities and Shareholders’ Equity	$3,363,927	$3,341,204

Please note:  In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances, including, without limitation, statements regarding the Rodemacher Unit 3 project, Cleco Power’s pending rate case, and Cleco Power’s 2007 long-term request for proposal (RFP).  There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the financial condition of the company’s tolling agreement counterparty, the performance of the tolling agreement by such counterparty, construction and operational startup of Rodemacher Unit 3, the continuation of the existing rate plan, the outcome of Cleco Power’s pending rate case, the results of Cleco Power’s 2007 long-term RFP, the implementation of the Acadiana Load Pocket project, the impact of the global financial crisis, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  Actual results may differ materially from those indicated in such forward-looking statements.

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